Exhibit 10.1

UMH PROPERTIES, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
EXECUTED JANUARY 11, 2023
EFFECTIVE AS OF JANUARY 1, 2023

BY AND BETWEEN:	UMH PROPERTIES, INC,
a Maryland Corporation (the “Corporation”)

AND:	Samuel A. Landy (“Employee”)

BACKGROUND

WHEREAS, Employee and the Corporation are parties to an Employment Agreement, effective January 1, 2018 (the “Prior Employment Agreement”);

WHEREAS, Employee and the Corporation now desire to amend and restate the Prior Employment Agreement in its entirety, effective as of January 1, 2023; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Corporation and Employee agree as follows (the “Agreement”):

TERMS

1. Term of Employment.

The Corporation agrees to continue to employ Employee and Employee agrees to continue to be employed in the capacity of President and Chief Executive Officer for a term of three (3) years, effective as of January 1, 2023 (the “Effective Date”) and terminating on the three (3) year anniversary of the Effective Date; provided, however, that this Agreement will be renewed automatically thereafter for additional successive one (1) year terms commencing on the third anniversary and each subsequent anniversary of the Effective Date (each a “Renewal Date”) unless (i) the Corporation or Employee has delivered written notice of non-renewal to the other party at least one-hundred twenty (120) days prior to the relevant Renewal Date or (ii) Employee’s employment is earlier terminated in accordance with the provisions of Section 11 of this Agreement. The period during which Employee is employed with the Corporation under this Agreement, including all renewal periods, is referred to as the “Term.”

2. Time and Efforts.

Employee shall diligently and conscientiously devote Employee’s time and attention and use Employee’s best efforts in the discharge of Employee’s duties as President and Chief Executive Officer of the Corporation. Notwithstanding the foregoing, Employee may continue to serve on those boards of directors of which Employee is a member on the Effective Date. Employee may also serve on other boards of directors and engage in religious, charitable or other community activities as long as (i) such service and activities do not materially interfere or result in a conflict of interest with Employee’s performance of Employee’s duties to the Corporation and (ii) if requested by the Board of Directors of the Corporation (the “Board”), Employee shall provide prior written notice to the Board if Employee intends to become a member of the board of directors of any other for-profit business.

In connection with any meeting of the Corporation’s stockholders at which Employee’s seat on the Board is up for election, so long as Employee remains employed by the Corporation, Employee shall be nominated by the Board for re-election at such meeting.

3. Board of Directors

Employee should at all times discharge Employee’s duties in consultation with and under the supervision of the Board and such duties and Employee’s authority shall be commensurate with Employee’s title and position with the Corporation. In the performance of Employee’s duties, Employee shall make Employee’s principal office the Corporation’s headquarters (currently located at 3499 Route 9 North in Freehold, New Jersey) or such other place as both the Board and Employee may from time to time agree.

4. Compensation.

The Corporation shall pay to Employee, as compensation for Employee’s services, a base salary at the annual rate equal to $766,000, which shall be paid in such intervals as salaries are paid generally to other executive officers of the Corporation. Employee’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased (but not decreased) in its discretion.

5. Cash Bonus Opportunity.

Employee’s annual target cash bonus for any calendar year under this Agreement shall be equal to 100 percent of Employee’s base salary as in effect for such calendar year. On each annual compensation determination date established by the Corporation during the Term in respect of the Corporation’s senior executive team, the Corporation shall review the performance of the Corporation and of Employee during the prior year relative to such performance goals as may have been established by the Compensation Committee in connection with such bonus year, and the Compensation Committee may provide Employee with additional compensation in the form of a cash bonus if the Compensation Committee, in its discretion and with consideration of the target bonus and performance criteria described above, determines that Employee’s contribution to the Corporation warrants such annual bonus. Such bonus for any calendar year shall be paid in cash no later than March 15 of the calendar year following the bonus year. Except as otherwise provided in this Agreement, Employee must be actively employed by the Corporation on the payment date and shall not have given or received notice of resignation or termination in order to receive payment of the bonus. The bonus will be based on a combination of corporate/financial metrics and individual performance goals to be established by the Compensation Committee in consultation with the Employee.

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6. Equity Compensation Opportunity.

For each calendar year during the Term, Employee will be eligible to participate in and receive a long term award under the Corporation’s Stock Plan (as defined below). The value of Employee’s annual target equity compensation award under the Stock Plan, for each calendar year for which such an award is made to Employee under this Agreement, shall be equal to an amount that is not less than $1,600,000. Long term incentive awards may be provided in the form of stock options, restricted stock units (“RSUs”), performance-based restricted stock units (“PRSUs”), restricted stock, long-term incentive plan (“LTIP”) units, profits interests, and/or other equity or equity-based types of award, as determined by the Compensation Committee in accordance with the terms of the UMH Properties, Inc. Amended and Restated 2013 Incentive Award Plan or any successor stock or long term equity-based incentive plan adopted by the Corporation from time to time (the “Stock Plan”). Equity award amounts shall be reviewed at least annually by the Compensation Committee and may be increased (but not decreased) in its discretion. Such awards will be pro-rated for any partial year of employment. Such awards will be subject to time-based and performance-based vesting as determined by the Compensation Committee. The terms and conditions of equity or equity-based grants to Employee in respect of any calendar year, including vesting and types of awards (but not necessarily the amount of such awards), shall be no less favorable than the terms and conditions of equity grants provided to other named executive officers of the Corporation, generally, in respect of such calendar year.

7. Expenses.

The Corporation will reimburse Employee for reasonable and necessary expenses incurred by Employee in carrying out Employee’s duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in such form as may be required by the Corporation.

8. Vacation.

Employee shall be entitled to take four (4) paid weeks’ vacation per year and the same holidays as provided for other members of the staff, in each case consistent with the Corporation’s policy governing vacation and holidays.

9. 401(k) Plan.

Employee, at Employee’s option, may participate in the Corporation’s 401(k) plan according to its terms.

10. Other Employee Benefits.

a. Employee (and, as applicable, Employee’s spouse and eligible dependent(s)) shall be entitled during the term of this Agreement to participate in any other qualified retirement, group health and medical insurance, and group life or other insurance benefit plans providing benefits generally applicable to the employees of UMH Properties, Inc. and its subsidiaries as may be in effect from time to time, as such plans may be modified from time to time, subject to eligibility and the express terms of all such plans. Employee shall also be eligible for any executive-level benefit plans and programs as may be in effect from time to time, pursuant to the respective terms of such plans and programs.

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b. Employee agrees to assist the Corporation in procuring key man insurance coverage for the benefit of the Corporation by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Corporation or insurance company may reasonably designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance coverage. The Corporation shall be responsible for all costs related to the procurement of such coverage. Employee’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.

11. Termination

a. Termination by the Corporation Other than for Cause; Termination by Employee for Good Reason; Termination Due to Non-Renewal by the Corporation; or Termination Due to Employee’s Death or Disability. If (i) Employee’s employment with the Corporation is terminated (x) by the Corporation other than for “Cause” (as defined in Section 11(b)(1) of this Agreement), (y) by Employee for “Good Reason” (as defined in Section 11(b)(2) of this Agreement), or (z) on a Renewal Date as a result of a decision by the Corporation pursuant to Section 1 not to renew this Agreement, or (ii) Employee’s employment with the Corporation terminates due to Employee’s death or Disability, Employee (or Employee’s estate, if applicable) shall, in addition to receiving any Accrued but Unpaid Compensation and the Nonforfeitable Incentive Benefits (as each such term is defined in Section 11(b)(1) of this Agreement), subject to a customary release and separation agreement (which shall not include any non competition covenant) being executed, delivered and not revoked by Employee within sixty (60) days following termination (other than a termination due to Employee’s death), (A) be entitled to receive (x) any unpaid cash bonus payable to Employee for any completed prior year pursuant to Section 5 of this Agreement, payable at the same time bonus payments for such prior year are made to other executives of the Corporation, and (y) an amount (the “Separation Amount”) equal to three (3) times (or, in the case of Employee’s termination due to death or Disability, one (1) times) the sum of (i) Employee’s base salary as in effect for the calendar year in which the termination under this Section 11(a) occurs plus (ii) the average of the annual cash bonus amounts earned by Employee over the three (3) year period immediately preceding the year in which Employee’s termination occurs, as calculated by the Corporation, such Separation Amount to be paid (except as provided in Section 12(b) of this Agreement in the event of Employee’s termination at the time of, or within twenty-four (24) months after, a Change of Control, as defined in Section 12(a) of this Agreement) in thirty-six (36) consecutive and equal monthly installments (or, in the case of Employee’s termination due to death or Disability, in twelve (12) consecutive and equal monthly installments), with the first installment to be paid in the month immediately following Employee’s execution, delivery and non-revocation of the separation and release agreement referred to above (or, in the case of termination due to Employee’s death, with the first installment to be paid in the month immediately following Employee’s death) (clauses (x) and (y) being referred to collectively as the “Termination Benefit”) and (B) vest in any unvested stock options or time-based equity or equity-based awards (e.g., RSUs, PRSUs, LTIP units, and/or profits interests, as applicable) granted or issued to Employee prior to the date of termination ratably over the thirty-six (36) month period immediately following the date of termination (or, in the case of Employee’s termination due to death or Disability, ratably over the twelve (12) month period immediately following Employee’s termination due to death or Disability) as if Employee remained fully employed for such period, and with any performance goals applicable to an award to be determined (i) as of the date of termination, if in the good faith judgment of the Compensation Committee it is fair and reasonably practicable to measure the attainment of performance goals as of the date of termination or (ii) if in the good faith judgment of the Compensation Committee it is not fair or reasonably practicable to measure the attainment of performance goals as of the date of termination, based upon an assumption that the applicable performance goals will be achieved at target within the relevant performance period, in each case with such performance goals to be adjusted by the Compensation Committee in good faith to reflect any partial performance period. The amounts due under this Section 11(a) shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life. For purposes of this Agreement, “Disability” shall mean Employee’s inability to perform Employee’s material duties for any ninety (90) day consecutive period or for one hundred eighty (180) days in any three hundred sixty-five (365) day period due to Employee’s physical or mental impairment, as determined by an independent, licensed physician reasonably acceptable to both Employee and the Corporation.

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b. Termination by the Corporation for Cause or Employee’s Voluntary Termination Without Good Reason.

1. If Employee is terminated for Cause, Employee shall not be entitled to receive the Termination Benefit described in clause (A) of Section 11(a) or to vesting of any unvested stock options or time-based equity or equity-based awards as described in clause (B) of Section 11(a) and the Corporation shall pay Employee only Employee’s (i) accrued and unpaid base salary through the date of such termination and (ii) accrued but unused vacation time for the then-elapsed portion of the year in which the termination occurs (together with any accrued but unreimbursed business expenses, the “Accrued but Unpaid Compensation”). Any nonforfeitable benefits payable to Employee under the terms of the Stock Plan, any nonqualified deferred compensation plan, incentive plan or other benefit plans maintained by the Corporation (the “Nonforfeitable Incentive Benefits”) shall be payable in accordance with the terms of the applicable plan and/or award agreement, and any nonvested benefits accrued thereunder shall be forfeited effective upon the date of termination. For purposes of this Agreement, “Cause” shall mean:

A. Employee’s conviction of, or plea of guilty or no contest to, a felony or any crime involving moral turpitude (or the procedural equivalent of the foregoing);

B. any public disparagement by Employee of the Corporation that results in material harm to the Corporation;

C. the willful engaging by Employee in conduct materially injurious to the Corporation, monetarily or otherwise; or

D. the intentional and willful failure of Employee to substantially perform Employee’s duties under this Agreement as directed by the Board (other than any such failure resulting from Employee’s incapacity due to Disability or other medical issues) after a demand for substantial performance is made by the Board.

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A termination of employment shall not be deemed to be for Cause unless and until (x) there shall have been delivered to Employee a written notice describing in reasonable detail the particulars giving rise to a termination for Cause and (y) solely upon the occurrence of an event described in clause D of this Section 11(b)(1), no cure has occurred to the reasonable satisfaction of the Board by the thirtieth (30th) day after such notice was given to Employee.

2. If Employee voluntarily terminates employment with the Corporation other than for Good Reason, Employee shall not be entitled to receive the Termination Benefit described in clause (A) of Section 11(a) or to vesting of any unvested stock options or time-based equity or equity-based awards as described in clause (B) of Section 11(a) and the Corporation shall pay Employee only the Accrued but Unpaid Compensation and any Nonforfeitable Incentive Benefits shall be payable in accordance with the terms of the applicable plan and/or award agreement, and any nonvested benefits accrued thereunder shall be forfeited effective upon the date of termination. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Employee’s prior written consent:

A. the assignment of Employee to a position other than President and Chief Executive Officer of the Corporation during the Term;

B. a material diminution in Employee’s total compensation opportunity, or material diminution in, reduction or adverse alteration of, Employee’s duties or responsibilities (including without limitation Employee ceasing to serve as President and Chief Executive Officer of the ultimate parent entity of a publicly-traded company following a Change in Control as defined in Section 12 of this Agreement), or the Corporation’s assignment to Employee of duties, responsibilities or reporting requirements that are materially inconsistent with Employee’s positions;

C. a change of more than 25 miles in the geographic location of the primary office at which Employee must perform Employee’s duties as President and Chief Executive Officer of the Corporation;

D. Despite Employee’s timely objection, the Board intentionally directs Employee to engage in unlawful conduct; or

E. a material breach by the Corporation of this Agreement;

provided, however, Employee must have notified the Corporation in writing within the first thirty (30) days following Employee’s actual knowledge that any of the foregoing events has occurred and, if such event is curable, the Corporation must have failed to cure such event within thirty (30) days following its receipt of such notice from Employee; and provided further, Employee must have resigned for Good Reason under Section 11(a) of this Agreement within ninety (90) days following the occurrence of the Good Reason event.

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c. Certain Post-Termination Payments Contingent Upon Release and Separation Agreement. Notwithstanding the foregoing, any post-termination compensation and benefits payable pursuant to Section 11(a) of this Agreement that are, by the terms of such Section 11(a), contingent upon Employee’s execution, delivery and non-revocation of a release and separation agreement, but which are scheduled to be paid prior to such release and separation agreement becoming effective, shall be accumulated until the sixtieth (60th) day following the termination date and, subject to such release and separation agreement becoming effective, shall be paid at the time the first such payment would become payable following such sixtieth (60th) day, without interest thereon, unless earlier payment of such compensation and benefits would not violate Section 409A of the Code.

12. Change of Control

a. The term “Change of Control” under this Agreement shall mean (i) a sale of substantially all of the assets of the Corporation, not in the ordinary course, to an unaffiliated third party; (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party of outstanding shares of capital stock of the Corporation representing a majority of the then outstanding voting capital stock of the Corporation; (iii) a majority of the members of the Board of Directors ceasing to be composed of individuals who either were members of the Board immediately following the 2022 Annual Meeting of Shareholders of the Corporation, or whose election to the Board was approved by a majority of such incumbent directors or their approved successors; (iv) a merger or consolidation of the Corporation having the same effect as item (i), (ii) or (iii) above; or (v) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

b. In the event a Change of Control occurs during the Term of this Agreement and Employee’s employment with the Corporation is terminated (i) by the Corporation (or its successor) other than for “Cause” (as defined in Section 11(b)(1) of this Agreement) at or within twenty-four (24) months following the consummation of such Change of Control (including termination during such period as a result of a decision by the Corporation pursuant to Section 1 not to renew this Agreement), (ii) due to Employee’s death or Disability within twenty-four (24) months following the consummation of such Change of Control, or (iii) by Employee due to “Good Reason” at or within twenty-four (24) months following the consummation of such Change of Control, if Employee (or Employee’s estate, if applicable) would be entitled, pursuant to the terms of Section 11(a) of this Agreement, to receive the Termination Benefit as a result of such termination, it is agreed that (A) the Termination Benefit shall be payable to Employee (or Employee’s estate) in accordance with the terms of Section 11(a), provided that if a lump sum payment of the Separation Amount described therein would not violate Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because such Change of Control constitutes a permissible payment event under Section 409A of the Code, such Separation Amount shall be paid in a single lump sum payment as soon as practicable, and in any event within sixty (60) days following such termination, contingent (other than in the case of termination due to Employee’s death) upon the release and separation agreement referenced in Section 11(a) becoming effective, and (B) Employee shall immediately vest in any unvested stock options or time-based equity or equity-based awards (e.g., RSUs, PRSUs, LTIP units, and/or profits interests, as applicable) granted or issued to Employee prior to the date of termination (with any performance goals applicable to any such equity or equity-based award to be determined in good faith in the manner provided in Section 11(a)). For the avoidance of doubt, should a termination by the Corporation (or its successor) without Cause or by Employee for Good Reason, or due to a decision by the Corporation not to renew this Agreement, or a termination due to Employee’s death or Disability, occur later than twenty-four (24) months after consummation of a Change of Control, any Termination Benefit will be paid as provided for under Section 11(a) (i.e., in installments).

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c. In addition to any other compensation afforded herein, provided Employee is actively employed by the Corporation as of the consummation of a Change of Control, Employee shall be entitled to participate in any transaction bonus plan or other similar arrangement(s) adopted by the Corporation’s Board of Directors in connection with such Change of Control that applies to the Corporation’s executive officers generally. For the avoidance of doubt, receipt of a transaction bonus under such a transaction bonus plan shall not prejudice any other rights Employee may have under this Section 12 and nothing herein shall require the Corporation to adopt any such transaction bonus plan or other arrangement(s).

d. The amounts due under this Section 12 shall not be reduced by any amounts paid to Employee under any policy or plan of insurance, including but not limited to unemployment, disability, or life.

e. Amounts hereunder shall not be subject to mitigation or offset for other wages earned by Employee during any severance period.

f. Notwithstanding the foregoing, any post-termination compensation and benefits payable pursuant to Section 12(b) of this Agreement that are, by the terms of such Section 12(b), contingent upon Employee’s execution, delivery and non-revocation of a release and separation agreement, but which are scheduled to be paid prior to such release and separation agreement becoming effective, shall be accumulated until the sixtieth (60th) day following the termination date and, subject to such release and separation agreement becoming effective, shall be paid at the time the first such payment would become payable following such sixtieth (60th) day, without interest thereon, unless earlier payment of such compensation and benefits would not violate Section 409A of the Code.

g. Notwithstanding anything herein to the contrary, if Employee’s employment is terminated and such termination entitles Employee (or his estate) to receive the Separation Amount provided for in Section 11(a), and thereafter a Change of Control occurs during any installment period for the payment of the Separation Amount, any unpaid installments will be accelerated and paid in a lump sum effective upon such Change of Control to the extent such Change of Control constitutes a permissible payment event under, and such acceleration would not result in a violation of, Section 409A of the Code.

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13. Indemnification and Attorneys’ Fees

The Corporation agrees to indemnify Employee from any and all lawsuits filed directly against Employee by a third party in Employee’s capacity as Employee and/or Director of the Corporation. The Corporation will pay all attorneys’ fees and costs to defend Employee from any such lawsuits.

14. Notices.

All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or such other addresses as either may designate in writing to the other party:

Corporation:	UMH PROPERTIES, INC.
Juniper Business Plaza
3499 Route 9N, Suite 3-C
Freehold, NJ 07728

Employee:	Samuel A. Landy
ADDRESS ON FILE

15. Governing Law.

This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey, without regard to conflict of law principles.

16. Entire Contract.

This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to Employee’s employment with the Corporation from and after the Effective Date and, as of the Effective Date, supersedes all prior discussions, understandings and agreements with respect thereto, including, without limitation, the Prior Employment Agreement (it being understood and agreed by the parties that the Prior Employment Agreement shall remain in effect in accordance with its terms with respect to the period preceding the Effective Date and that, from and after the Effective Date, this Agreement amends and restates, and completely and entirely replaces and supersedes, the Prior Employment Agreement). There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by both parties hereto.

17. Modification and Waiver

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereof, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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18. Successors.

This Agreement shall be binding on and inure to the benefit of the Corporation and any successor to any of its businesses or assets. This Agreement shall be binding on and inure to the benefit of and be enforceable by Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event that a third party succeeds to all or substantially all of the Corporation’s business and assets (whether directly or indirectly and whether by purchase, merger, consolidation, liquidation or otherwise), such successor shall assume this Agreement in writing and expressly agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Corporation” shall include any successor to the Corporation’s business and assets that executes and delivers the assumption described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

19. Severability

The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provisions herein contained. Any invalid or unenforceable provision shall be deemed severable to the extent of any such invalidity of unenforceability.

20. Headings

Headings used in this Agreement are for convenience only and shall not be used to interpret its provisions.

21. Certain Possible Changes to Distributions; Code Section 409A.

Notwithstanding any provisions of this Agreement to the contrary, the commencement of payments payable with respect to a termination of employment that are nonqualified deferred compensation subject to Section 409A of the Code shall be delayed by six months after termination, if (i) at the applicable time, the Corporation or any entity in its controlled group has any stock which is publicly traded on an established securities market, (ii) Employee is a “specified employee” under Section 409A of the Code, and (iii) in the view of the Corporation such delay is necessary or advisable to avoid the imposition of the 20% tax under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service). Any amounts delayed under the foregoing sentence shall be paid with the first permissible installment on the first day of the seventh month following such termination or earlier upon Employee’s death. Notwithstanding any other provision of this Agreement to the contrary, and in addition to (and not in substitution for) the two preceding sentences, the Board retains the power and discretion to revise, amend, modify, reform, administer, interpret or construe this Agreement at any time in whole or in part, to the extent it deems necessary or advisable to enable Employee to avoid any acceleration of taxation (or the imposition of any additional tax or interest payments on delayed payments of tax) under Section 409A of the Code (taking into account any applicable regulations and other formal guidance provided by the Internal Revenue Service). Anything in this Agreement or otherwise to the contrary notwithstanding, the tax treatment of any benefits provided pursuant to this Agreement is not warranted or guaranteed. Neither the Corporation or any subsidiary or affiliated entity nor their respective directors, officers, employees (other than Employee) or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the Agreement failing to be exempt from or to comply with Section 409A of the Code. Each payment payable under this Agreement is intended to constitute and, to the maximum extent permitted by law, shall constitute, a separate payment in a series of separate payments for purposes of Section 409A of the Code. To the extent that any reimbursements under this Agreement are subject to Section 409A of the Code, (A) any such reimbursements payable to Employee shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, provided that Employee submits Employee’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Employee’s right to reimbursement will not be subject to liquidation or exchange for another benefit. To the extent a release and separation agreement is required hereunder as a condition of Employee’s receipt of post-termination compensation and Employee’s review, execution and period of possible revocation of such release and separation agreement spans two calendar years, then (subject to the actual execution, delivery and nonrevocation of such release and separation agreement) such release and separation agreement will be deemed effective in the second calendar year for purposes of Section 409A of the Code.

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22. Clawback.

Any amounts payable under this Agreement will be subject to any clawback policy of the Corporation, as in effect from time to time, to which employees of the Corporation are subject, implemented to comply with applicable laws, including any clawback policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such clawback policy.

23. Parachute Payments.

a. It is the objective of this Agreement to maximize Employee’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Corporation or otherwise to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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b. The Total Payments shall be reduced by the Corporation in the following order: (i) reduction of any cash severance-related payments otherwise payable to Employee that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Corporation’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Corporation’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Corporation’s common stock that are exempt from Section 409A of the Code.

c. All determinations regarding the application of this Section 23 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax reasonably selected in good faith by the Corporation (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Employee. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Corporation.

24. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile, .PDF, or email, or affixed electronically, shall be deemed effective for all purposes.

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IN WITNESS WHEREOF, Corporation has by its appropriate officers signed and affixed its seal and Employee has signed and sealed this Agreement.

UMH PROPERTIES, INC.

By:	/s/ William Mitchell	Dated:	1/11/23
Chairman
Compensation Committee

EMPLOYEE

By:	/s/ Samuel A. Landy	Dated:	1/11/23
Samuel A. Landy

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